UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 3, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, Suite 200 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2005, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) issued a press announcing that that Richard C. Williams, who currently is Chairman of the Board of the Company, has been appointed as interim Chief Executive Officer, and that K. Michael Forrest has resigned his position of Chief Executive Officer and a director.  A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Mr. Williams, age 61, became Chairman and a director in November 2003.  He is President and Founder of Conner-Thoele Ltd, a consulting and financial advisory firm specializing in health care acquisition analysis, strategy formulation and post merger consolidation and restructuring.  Mr. Williams served as Vice Chairman, Strategic Planning of King Pharmaceuticals following the acquisition by King of Medco Research where he was Chairman.  He was also Co-Chairman and a director of Vysis, a genetic biopharmaceutical company.  He previously served as Vice President, Finance and CFO of Erbamont N.V., an international pharmaceutical company, as well as in executive and financial officer positions with Field Enterprises, Inc., Abbott Laboratories, and American Hospital Supply Corporation.  Mr. Williams is a director of EP Med Systems, a public electrophysiology diagnostic company and is Chairman and a director of ISTA Pharmaceuticals, a public emerging ophthalmology company.  Mr. Williams received a B.A. degree in economics from DePauw University and an M.B.A. from the Wharton School of Finance.

Mr. Williams has previously entered into agreements with the Company concerning his service as Chairman of the board of directors.  Information about those arrangements is contained in the Company’s definitive proxy statement for its 2004 annual meeting of shareholders under the caption, “Certain Relationships and Related Transactions—Other,” and is hereby incorporated by reference; and the agreements relating to those arrangements have previously been filed as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2003.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated January 3, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: January 4, 2005	By:	/s/ A. Richard Juelis
A. Richard Juelis
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)

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